EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (Nos. 333-207862, and 333-220574) and Form S‑8 (No. 333-144315) of Spectra Energy Partners, LP of our report dated February 15, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 15, 2018